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                     [LETTERHEAD OF ARTHUR ANDERSEN LLP]


February 22, 1999


Securities and Exchange Commission
450 Fifth Street N.W.
Washington D.C. 20549

RE: Fix-Corp International, Inc.

Ladies and Gentlemen:

We have read Item 4(a) included in the attached Form 8-K dated February 22, 1999 of Fix-Corp International, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

ARTHUR ANDERSEN LLP

/s/ Arthur Andersen LLP